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LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

EXHIBIT 12 - HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                                     Six Months
                                    Ended June 30                       Year Ended December 31
                                    -------------       ------------------------------------------------------
(millions of dollars)              2000       1999       1999        1998       1997(4)       1996        1995
---------------------              ----       ----       ----        ----       ----          ----        ----
Net Income before Federal
Income Taxes                     $457.6     $406.2     $570.0      $697.4   $1,427.1        $692.7      $626.6
Equity Loss (Earnings) in
Unconsolidated Affiliates           2.6       (2.7)      (5.8)       (3.3)      (2.1)         (1.4)      (12.4)
Sub-total of Fixed Charges         85.3       79.2      160.9       144.1      113.3         108.6        94.4
                                -------    -------    -------     -------    -------       -------     -------
Sub-total of Adjusted
Net Income                        545.5      482.7      725.1       838.2    1,538.3         799.9       708.6
Interest on Annuities &
Financial Products                740.7      752.2    1,510.4     1,446.2    1,253.5       1,185.6     1,147.1
                                -------    -------    -------     -------    -------       -------     -------
Adjusted Income Base            1,286.2    1,234.9    2,235.5     2,284.4    2,791.8       1,985.5     1,855.7

Rent Expense                       40.7       40.6       81.5        81.3       62.5          71.6        65.6

Fixed Charges:
Interest and Debt Expense          71.7       65.7      133.7       117.1       92.5          84.7        72.5
Rent (Pro-rated)                   13.6       13.5       27.2        27.0       20.8          23.9        21.9
                                -------    -------    -------     -------    -------       -------     -------
Sub-total of Fixed Charges         85.3       79.2      160.9       144.1      113.3         108.6        94.4
Interest on Annuities &
Financial Products                740.7      752.2    1,510.4     1,446.2    1,253.5       1,185.6     1,147.1
                                -------    -------    -------     -------    -------       -------     -------
Sub-total of Fixed Charges        826.0     $831.4    1,671.3     1,590.3    1,366.8       1,294.2     1,241.5
Preferred Dividends (Pre-tax)       *          *          0.1         0.1        0.2           0.2        13.4
                                -------    -------    -------     -------    -------      --------    --------
Total Fixed Charges              $826.0     $831.4   $1,671.4    $1,590.4   $1,367.0      $1,294.4    $1,254.9

*Less than $100,000

Ratio of Earnings to Fixed Charges:
Excluding Interest on
Annuities and Financial
Products (1)                       6.40       6.09       4.51        5.82      13.57          7.37        7.51
Including Interest on
Annuities and Financial
Products (2)                       1.56       1.49       1.34        1.44       2.04          1.53        1.49
Ratio of Earnings to
Combined Fixed Charges
and Preferred Stock
Dividends (3)                      1.56       1.49       1.34        1.44       2.04          1.53        1.48

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(1) For purposes of determining this ratio, earnings consist of income before federal income taxes adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges. Fixed charges consist of 1) interest and debt expense on short and long-term debt and distributions to minority interest-preferred securities of subsidiary companies and 2) the portion of operating leases that are representative of the interest factor.

(2) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(3) Same as the ratio of earnings to fixed charges, including interest on annuities and financial products, except that fixed charges include the pre-tax earnings required to cover preferred stock dividend requirements.

(4) The coverage ratios for the year 1997 are higher than the other periods shown due to the inclusion of the gain on sale of a major subsidiary in net income.